Exhibit 99.1

FOR IMMEDIATE RELEASE

WHEELER REAL ESTATE INVESTMENT TRUST, INC. ANNOUNCES

2014 SECOND QUARTER FINANCIAL RESULTS

Company to Hold Conference Call tomorrow, August 15, 2014, at 10 a.m. ET

Virginia Beach, VA – August 14, 2014 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”) today reported operating and financial results for its second quarter and six month period ended June 30, 2014.

2014 Second Quarter Highlights (all comparisons to the same prior year period)

•	Total revenue increased 123.1% to $3.6 million for the second quarter 2014.

•	Funds from Operations (“FFO”) available to common shareholders and common unitholders increased by approximately $127,100, or $0.08 per common share and common unit, for the three month period ended June 30, 2014.

•	Occupancy rate of 94.7% for the 23 properties owned at June 30, 2014.

•	Secured a $25 million guidance line of credit facility with KeyBank National Association.

•	Completed Series B convertible preferred stock offering for total net proceeds of $18.7 million.

•	Closed on four property acquisitions subsequent to the end of the quarter (highlighted below).

•	As of June 30, 2014, the Company owns or had under contract 27 properties in 10 states with a gross leasable area of 1,577,014 square feet, compared to twelve properties in six states with a gross leasable area of 545,350 square feet as of the prior year.

2014 Year-to-Date Highlights (all comparisons to the same prior year period)

•	Total revenue increased 124.8% to $7.3 million for the six month period ended June 30, 2014.

•	FFO available to common shareholders and common unitholders for the first half of 2014 increased approximately $457,300, or $0.10 per common share and common unit, for the six month period ended June 30, 2014.

•	Wheeler Development, LLC, a real estate development company, was acquired by the Company.

•	For the six month period, the Company declared monthly cash dividends of approximately $0.035 per share. On an annualized basis, this amounted to a dividend of $0.42 per common share and common unit, or an 8.8% dividend yield based on the June 30, 2014 closing price of $4.76 per share.

Outlook / Primary Goals

•	Expects to continue pursing property acquisitions in secondary and tertiary markets at an average accretive cash flow benefit of approximately $100,000 per asset.

•	Continue to maintain occupancy levels in excess of 90%.

•	Wheeler expects to become a self-managed REIT by December 31, 2014.

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•	Reduce debt to total asset ratio quarter over quarter with the expectation of reaching the mid-50 percentile over the long-term.

Jon S. Wheeler, Chairman and Chief Executive Officer, commented, “We achieved significant year-over-year increases in revenue, FFO, Core FFO and property NOI for the second quarter and six month period. Wheeler continues to remain a fast growing, acquisitive company. Over the last twelve months we have increased our total properties from twelve to twenty-three, GLA from 545,350 square feet to 1,294,572 square feet, and total assets from $62.3 million to $140.2 million. We are achieving these results due to an abundance of significant, quality shopping centers becoming available in the secondary and tertiary markets we target. Many of the acquisitions that Wheeler’s team has made have been locations our sales team has evaluated for years, and we feel this is the key element that allows us to take advantage of potential sales opportunities and also derive the most value from each property we acquire.”

Mr. Wheeler continued, “We are also beginning to benefit from growing to scale, as evidenced by general and administrative expenses decreasing as a percentage of revenues during the first half of 2014 as compared to the prior year. Finally, we understand that we have had to leverage the Company’s balance sheet in order to have the capital to continue to grow. However, our debt to total asset ratio decreased by 11.9% since March 2014. Overall, we are very pleased with the progression over the first half of 2014 and feel that the Company is now at a scale where our growth will translate into profitable operations in the coming months.”

Outlook for 2014

Mr. Wheeler concluded, “In the months ahead, we will continue to focus on improving operational efficiencies while sustaining a healthy rate of growth, as evident by the four properties the Company closed on and will begin to record revenue on in the third quarter. We will also strive to reduce leverage quarter over quarter with the long-term goal at around 55% debt to equity. In addition, based upon the broad pipeline of properties and development projects available in the secondary and tertiary markets in which we target this is an exciting time in our development and here at Wheeler, we remain committed to the Company’s longevity and growth.”

2014 Second Quarter Financial and Operational Review

•	Total revenue for the second quarter of 2014 was approximately $3.6 million, representing a 125% increase over total revenue of approximately $1.6 million for the prior year period.

•	Wheeler reported FFO available to common shareholders and common unitholders for the three months ended June 30, 2014 of approximately ($593,100), or ($0.06) per common share and common unit, compared to approximately ($720,200), or ($0.14) per common share and common unit in the prior year comparable period.

•	Total Core FFO for the three months ended June 30, 2014 was approximately $60,300, or $0.01 per common share and common unit, compared to approximately $463,300, or $0.09 per common share and common unit for the same period of the prior year.

•	Property net operating income (“NOI”) was approximately $2.7 million for the three months ended June 30, 2014, representing a 108% increase over NOI of approximately $1.3 million for the prior year period.

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•	Net loss attributable to Wheeler REIT for common shareholders for the three months ended June 30, 2014 was approximately $2.2 million, or a loss of $0.31 per basic and diluted share, compared to a net loss of approximately $1.3 million or $0.39 per basic and diluted share, during the same 2013 period.

•	Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) was approximately $1.4 million during the three months ended June 30, 2014, representing an increase of approximately $1.6 million over the negative $251,600 of EBITDA generated in the three months ended June 30, 2013.

2014 Year-to-Date Financial and Operational Review

•	Total revenue for the first half of 2014 was approximately $7.3 million, representing a 128% increase over total revenue of approximately $3.2 million for the prior year period.

•	Wheeler reported FFO available to common shareholders and common unitholders for the six months ended June 30, 2014 of approximately ($94,000), or ($0.01) per common share and common unit, compared to approximately ($551,400), or ($0.11) per common share and common unit in the prior year comparable period.

•	Total Core FFO available to common shareholders and common unitholders for the six months ended June 30, 2014 was approximately $679,800, or $0.07 per common share and common unit, as compared to approximately $461,500 or $0.09 per common share and common unit, for the same period of the prior year.

•	Property NOI was approximately $5.5 million for the six month period ended June 30, 2014, representing a 104% increase over NOI of approximately $2.7 million for the prior year comparable period.

•	Net loss attributable to Wheeler REIT for common shareholders for the six months ended June 30, 2014 was approximately $3.4 million, or a loss of $0.47 per basic and diluted share, compared to a net loss of approximately $1.7 million or $0.52 per basic and diluted share, during the comparable 2013 period.

•	EBITDA was approximately $3.3 million during the six months ended June 30, 2014, representing an increase of approximately $2.8 million over the $466,900 of EBITDA generated in the six months ended June 30, 2013.

•	In January 2014, the Company acquired for nominal consideration Wheeler Development, an entity wholly-owned by Wheeler’s Chairman and Chief Executive Officer. The taxable subsidiary will provide development and re-development services to current tenants and third parties.

Leasing Review

•	The Company signed six lease renewals totaling 44,662 square feet at an average weighted decrease of $0.64 per square foot for the three months ended June 30, 2014. There were two renewals totaling 9,339 square feet at an average weighted decrease of $0.31 per square foot for the same period of the prior year.

•	Renewals for the first six months of 2014 were comprised of twelve deals totaling 61,937 square feet with an average weighted decrease of $0.22 per square foot. The decrease was primarily the result of a negotiated rent reduction of $4.34 per square foot on one of the renewals. This compares to four renewals totaling approximately 13,739 square feet with an average weighted increase of $0.31 per square foot for the six months ended June 30, 2013.

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•	For the three months ended June 30, 2014, Wheeler signed three new leases totaling approximately 6,928 square feet at an average weighted rate of $11.96 per square foot.

•	During the first six months of 2014, new leases comprised of five deals totaling 9,414 square feet with an average weighted rate of $13.15 per square foot. No new leases were signed during the first six months of the prior year.

•	Approximately 5.58% of Wheeler’s gross leasable area is subject to leases that expire during the twelve months ending June 30, 2015. Based on recent market trends, the Company believes that these leases will be renewed at amounts and terms comparable to existing lease agreements.

Financing Activity

•	In January 2014, the Company completed the second closing of an approximate $2.2 million private placement transaction of non-convertible senior notes and warrants to purchase shares of Wheeler common stock. The notes bear interest at 9% per annum. The warrants issued are to purchase an aggregate 227,372 shares of Wheeler common stock at an exercise price of $4.75 per share. The first closing of this financing was completed in December 2013.

•	During the second quarter, Wheeler secured a $25 million guidance line of credit facility with KeyBank National Association. The credit facility is available to the Company until December 31, 2015 and will be used towards acquisitions. On April 29, 2014, the Company completed an offering and sale of Series B Preferred Stock (Preferred Stock) and warrants to purchase the Company’s common stock. The Preferred Stock and warrants were sold in $125 units with each unit consisting of five shares of Preferred Stock and six warrants. The Preferred Stock bears interest at a rate of 9% per annum and has a conversion price of $5.00 per share of common stock, which if fully converted would result in the issuance of approximately 4,140,000 shares of common stock. There were 993,600 warrants issued with each warrant permitting the investors to purchase one share of the Company’s common stock at an exercise price of $5.50 per share. Net proceeds from the financing totaled approximately $18.7 million after the deduction of underwriting, legal, accounting and other professional fees. The Company intends to use the proceeds towards future acquisitions and for general working capital.

Balance Sheet Summary

•	Wheeler’s net investment properties as of June 30, 2014 were $100.6 million, as compared to $101.8 million in net investment properties as of December 31, 2013.

•	The Company’s total fixed-rate debt was $95.2 million at June 30, 2014, compared to $94.6 million at December 31, 2013. Wheeler’s weighted average interest rate and term of the Company’s fixed-rate debt was 5.39% and 5.03 years, respectively, at June 30, 2014, compared to 5.31% and 5.61 years, respectively, at December 31, 2013.

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2014 Second Quarter and Year-to-Date Dividend Distribution

•	For the three months ended June 30, 2014, the Company distributed approximately $966,500 to holders of common shares and common units, as compared to $361,200 for the same period of the prior year.

•	For the six months ended June 30, 2014, the Company distributed approximately $1.9 million to holders of common shares and common units, as compared to $902,900 distributed for the same period of the prior year.

•	The Company has distributed $423,600 and $464,300 in quarterly dividends to holders of preferred shares for the three and six months ended June 30, 2014, respectively.

Subsequent Events

In July 2014, Wheeler completed the acquisition of four grocery-anchored shopping centers in South Carolina, Kentucky, Virginia and Georgia for a combined acquisition value of $26.3 million. These properties include:

•	Cypress Shopping Center, an 80,435 square foot grocery-anchored shopping center located in Boiling Springs, South Carolina purchased for approximately $8.3 million. The property is 94.4% occupied with the majority of the square footage leased to Bi-Lo and Dollar General.

•	Harrodsburg Marketplace, a 60,048 square foot shopping center located in Harrodsburg, Kentucky with a purchase price of approximately $5.0 million. The property is 97% leased, anchored by a Kroger grocery store with Arby’s as the other primary tenant.

•	Port Crossing Shopping Center, a 65,365 square foot grocery-anchored shopping center located in Harrisonburg, Virginia with an acquisition value of $9.3 million. Port Crossing is 89% leased and is anchored by a Food Lion grocery store. The property was acquired from a related party and was paid for using a combination of cash, Operating Partnership units and assumption of outstanding debt.

•	LaGrange Marketplace, a 76,594 square foot grocery-anchored shopping center located in LaGrange, Georgia with an acquisition value of $3.7 million. The property is 92% leased and is anchored by a Food Depot grocery store. LaGrange Marketplace was also acquired from a related party and paid for through a combination of cash, Operating Partnership units and assumption of outstanding debt.

Conference Call Details

Date/Time: Friday, August 15, 2014, at 10 a.m. ET

Live Participant Dial In (Toll Free): 877-407-3101

Live Participant Dial In (International): 201-689-8428

Webcast

The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of Wheeler’s website at www.whlr.us or by clicking on the conference call link: http://whlr.equisolvewebcast.com/q2-2014

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Supplemental Information

Further details regarding Wheeler Real Estate Investment Trust, Inc.’s operations and financials for the period ended June 30, 2014 are available through the Company’s website by visiting www.whlr.us.

About Wheeler Real Estate Investment Trust, Inc.

Headquartered in Virginia Beach, VA, the Company specializes in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties. Wheeler’s portfolio contains strategically selected properties, primarily leased by nationally and regionally recognized retailers of consumer goods and located in the Northeast, Mid-Atlantic, Southeast and Southwest regions of the United States. For additional information about the Company, please visit: www.whlr.us.

Financial Information

A copy of Wheeler’s Quarterly Report on Form 10-Q which includes the Company’s consolidated financial statements and Management’s Discussion & Analysis, will be available upon filing via the U.S. Securities and Exchange Commission website (www.sec.gov) or through Wheeler’s website at www.whlr.us.

FFO is a non-GAAP financial measure within the meaning of the rules of the Securities and Exchange Commission. Wheeler considers FFO to be an important supplemental measure of its operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year-over-year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

Management believes that the computation of FFO in accordance with NAREIT’s definition includes certain items that are not indicative of the operating performance of the Company’s real estate assets. These items include, but are not limited to, non-recurring expenses, legal settlements, legal and professional fees, and acquisition costs. Management uses Core FFO, which is a non-GAAP financial measure, to exclude such items. Management believes that reporting Core FFO in addition to FFO is a useful supplemental measure for the investment community to use when evaluating the operating performance of the Company on a comparative basis. A reconciliation of non-GAAP financial measures is included in the accompanying financial tables.

Forward-Looking Statement

This press release contains forward-looking statements, including (i) all matters referenced in the “Outlook/Primary Goals” section of this press release; (ii) discussion and analysis of the Company’s financial condition; (iii) anticipated cost savings from economies of scale; (iv) the Company’s ability to complete future acquisitions; (vv) the Company’s ability to obtain sufficient and economical financing to complete potential acquisitions; (vi) the amount of the Company’s anticipated cash distributions to the Company’s shareholders in the future; (vii) the anticipated ability of the Company to successfully utilize Wheeler Development to complete development and re-development projects; and (viii) the anticipated renewals of the

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Company’s existing leases. These forward-looking statements are not historical facts but are the intent, belief or current expectations of management based on its knowledge and understanding of our business and industry. Forward-looking statements are typically identified by the use of terms such as “may,” “will,” “should,” “potential,” “predicts,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or the negative of such terms and variations of these words and similar expressions. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. You are cautioned to not place undue reliance on forward-looking statements, which reflect management’s view only as of the date of this press release. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results. Factors that could cause actual results to differ materially from any forward-looking statements made in this press release include:

•	the imposition of federal taxes if the Company fails to qualify as a REIT in any taxable year or opts to forego an opportunity to ensure REIT status;

•	uncertainties related to the national economy, the real estate industry in general and in our specific markets;

•	legislative or regulatory changes, including changes to laws governing REITs;

•	adverse economic or real estate developments in Virginia, Florida, Georgia, South Carolina, North Carolina, New Jersey, Tennessee, Kentucky or Oklahoma;

•	increases in interest rates and operating costs;

•	inability to obtain necessary outside financing;

•	litigation risks;

•	lease-up risks;

•	inability to obtain new tenants upon the expiration of existing leases;

•	inability to generate sufficient cash flows due to market conditions, competition, uninsured losses, changes in tax or other applicable laws; and

•	the need to fund tenant improvements or other capital expenditures out of operating cash flow.

CONTACT:	-OR-	INVESTOR RELATIONS:

Wheeler Real Estate Investment Trust, Inc.		The Equity Group Inc.
Robin Hanisch		Terry Downs
Corporate Secretary		Associate
(757) 627-9088 / robin@whlr.us		(212) 836-9615 / tdowns@equityny.com

Adam Prior
Senior Vice President
(212) 836-9606 / aprior@equityny.com

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Wheeler Real Estate Investment Trust, Inc.

Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
REVENUE:
Rental revenues	$2,999,290	$1,425,462	$5,948,100	$2,818,494
Other revenues	634,404	203,518	1,349,746	428,402

Total Revenue	3,633,694	1,628,980	7,297,846	3,246,896

OPERATING EXPENSES:
Property operations	909,037	284,868	1,832,219	585,570
Depreciation and amortization	1,735,944	684,554	3,521,546	1,332,686
Provision for credit losses	(28,032)	22,903	(28,032)	37,903
Corporate general & administrative	1,385,549	1,572,775	2,217,867	2,156,567

Total Operating Expenses	4,002,498	2,565,100	7,543,600	4,112,726

Operating Loss	(368,804)	(936,120)	(245,754)	(865,830)
Interest expense	(1,536,637)	(446,087)	(2,905,575)	(995,715)

Net Loss	(1,905,441)	(1,382,207)	(3,151,329)	(1,861,545)
Less: Net loss attributable to noncontrolling interests	(81,451)	(111,248)	(168,703)	(156,904)

Net Loss Attributable to Wheeler REIT	(1,823,990)	(1,270,959)	(2,982,626)	(1,704,641)
Preferred stock dividends	(423,555)	(22,500)	(464,258)	(22,500)

Net Loss Attributable to Wheeler REIT Common Shareholders	$(2,247,545)	$(1,293,459)	$(3,446,884)	$(1,727,141)

Loss per share:
Basic and Diluted	$(0.31)	$(0.39)	$(0.47)	$(0.52)

Weighted-average number of shares:
Basic and Diluted	7,329,788	3,301,502	7,258,068	3,301,502

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Wheeler Real Estate Investment Trust

Balance Sheet

	June 30, 2014	December 31, 2013
ASSETS:
Investment properties, net	$100,553,283	$101,772,335
Cash and cash equivalents	16,243,867	1,155,083
Rents and other tenant receivables, net	1,663,027	1,594,864
Deferred costs and other assets, net	21,692,120	20,847,984

Total Assets	$140,152,297	$125,370,266

LIABILITIES:
Loans payable	$95,236,145	$94,562,503
Below market lease intangible, net	2,610,379	2,674,566
Accounts payable, accrued expenses and other liabilities	3,361,048	2,526,388

Total Liabilities	101,207,572	99,763,457

Commitments and contingencies	—	—
EQUITY:
Series A preferred stock (no par value, 4,500 shares authorized, 1,809 and no shares issued and outstanding, respectively)	1,458,050	1,458,050
Series B preferred stock (no par value, 1,000,000 shares authorized, 828,000 and no shares issued and outstanding, respectively)	18,738,515	—
Common stock ($0.01 par value, 75,000,000 shares authorized, 7,421,852 and 7,121,000 shares issued and outstanding, respectively)	74,218	71,210
Additional paid-in capital	28,092,906	28,169,693
Accumulated deficit	(16,274,152)	(11,298,253)

Total Shareholders’ Equity	32,089,537	18,400,700
Noncontrolling interests	6,855,188	7,206,109

Total Equity	38,944,725	25,606,809

Total Liabilities and Equity	$140,152,297	$125,370,266

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Wheeler Real Estate Investment Trust

Funds From Operations (FFO)

	Three Months Ended June 30,
	Same Stores		New Stores		Total		Period Over Period Changes
	2014	2013	2014	2013	2014	2013	$	%
Net income (loss)	$(1,377,631)	$(1,078,760)	$(527,810)	$(303,447)	$(1,905,441)	$(1,382,207)	$(523,234)	(37.85%)
Depreciation of real estate assets	506,031	658,804	1,229,913	25,750	1,735,944	684,554	1,051,390	153.59%

Total FFO	$(871,600)	$(419,956)	$702,103	$(277,697)	$(169,497)	$(697,653)	$528,156	75.70%

	Six Months Ended June 30,
	Same Stores		New Stores		Total		Period Over Period Changes
	2014	2013	2014	2013	2014	2013	$	%
Net income (loss)	$(2,040,704)	$(1,558,098)	$(1,110,625)	$(303,447)	$(3,151,329)	$(1,861,545)	$(1,289,784)	(69.29%)
Depreciation of real estate assets	1,019,389	1,306,936	2,502,157	25,750	3,521,546	1,332,686	2,188,860	164.24%

Total FFO	$(1,021,315)	$(251,162)	$1,391,532	$(277,697)	$370,217	$(528,859)	$899,076	170.00%

Wheeler Real Estate Investment Trust

Core Funds From Operations (Core FFO)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Total FFO	$(169,497)	$(697,653)	$370,217	$(528,859)
Preferred stock dividends	(423,555)	(22,500)	(464,258)	(22,500)

Total FFO available to common shareholders and common unitholders	(593,052)	(720,153)	(94,041)	(551,359)

Legal and accounting costs for acquisitions	343,000	985,000	400,000	985,000
Share-based compensation	145,000	—	145,000	—
Other noncash adjustments	165,317	198,437	228,844	27,902

Total Core FFO	$60,265	$463,284	$679,803	$461,543

Weighted Average Common Shares	7,329,788	3,301,502	7,258,068	3,301,502
Weighted Average Common Units	1,863,942	1,858,068	1,935,741	1,858,068

Total Common Shares and Units	9,193,730	5,159,570	9,193,809	5,159,570

FFO per Common Share and Common Unit	$(0.06)	$(0.14)	$(0.01)	$(0.11)

Core FFO per Common Share and Common Unit	$0.01	$0.09	$0.07	$0.09